Exhibit 99.1

PFF Bancorp, Inc. Announces Preliminary Credit-Related Information for the

Third Fiscal Quarter and Revised Date for Earnings Release and Conference Call

Rancho Cucamonga, CA, January 15, 2008/PR Newswire - First Call/ - PFF Bancorp, Inc. (NYSE:PFB) announced today that it expects to record a consolidated provision for loan and lease losses for the quarter ended December 31, 2007 comparable to the provision recorded for the quarter ended September 30, 2007, primarily reflecting continued weakness in the Company's residential construction and land loan portfolio. The Company expects net charge-offs for the quarter of approximately $55 million resulting in a December 31, 2007 period-end balance of non-accrual loans comparable to the level at September 30, 2007.

The Company will issue a press release announcing its results of operations for the quarter ended December 31, 2007, immediately following the close of the market on Tuesday, January 29, 2008.  The new date for the press release will allow for an orderly closing of the Company's books following the Company's independent accountants' review of managements' analysis of asset quality and will also allow the Office of Thrift Supervision to conclude the credit review portion of their normal annual safety and soundness examination of the Company prior to the determination of operating results for the quarter.

The Company will host a conference call at 5:00 pm, Eastern Time, on Tuesday January 29, 2008, to discuss its results. The conference call can be accessed by dialing (800) 311-9403 and referencing PFF Bancorp Conference Call.  An audio replay of this conference call will be available through Tuesday, February 12, 2008 by dialing (877) 656-8905 and referencing Replay PIN number 63733630. The call is being webcast by CCBN and is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the live call through PFF Bancorp, Inc. web site at http://www.pffbancorp.com/webcast.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Gregory C. Talbott, Senior Executive Vice President, COO/CFO,

PFF Bancorp, Inc.

9337 Milliken Avenue, Rancho Cucamonga, CA 91730

(909) 941-5400